Exhibit 6.23

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 17th day of July, 2025 (the "Effective Date"), between **2345405 Ontario, Inc. ("Company"), a corporation that is a wholly owned subsidiary of Doc.com, Inc. ("Parent")**, whose principal place of business is 169 Madison Ave STE 15043 New York, NY 10016, (the "Company") and **Aaron Trager**, an individual whose address is [redacted] (the "Executive"). This agreement supersedes any and all previous employment agreements as of the Effective Date, but does not void or alter preexisting obligations to the Executive related to the SE Agreement (as defined below).

RECITALS

A. Together, Company and Parent are principally engaged in the provision of telehealth services, and the administration and distribution of highly sought-after pharmaceuticals, as well as epidemiological analytics with machine learning and blockchain technology (the "Business").

B. The Executive has extensive experience in the fields described in Exhibit A, which the parties attach hereto and incorporate into this Agreement for all purposes.

C. The Company desires to continue to employ the Executive and the Executive desires to continue to serve the Company.

D. The parties expressly agree and recognize that Company will demand from Executive, as a material inducement for consummating this Agreement, certain post-employment restrictive covenants; and Executive agrees to comply with the terms of such covenants.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3. Authority and Power During Employment Period.

    a. Duties and Responsibilities. The parties agree that Exhibit A shall determine the scope, title, and general authority of the Executive while the Company employs the Executive.

    b. Time Devoted. Throughout the term of the Agreement, the Executive shall devote most of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's position with the Company.

4. Term. The Executive's employment with the Company shall continue on the terms set out herein as of the Effective Date, and shall continue on an indefinite term basis.

5. Compensation and Benefits.

   a. Salary. The Company shall compensate the Executive in accordance with Exhibit A, beginning on the Effective Date. In the event that the parties structure certain portions of the Executive's compensation to be deferred, earned or vested upon a later date or occurrence, and Exhibit A details such structure or conditions, the Company shall carry out all necessary or prudent actions to strictly fulfill the provisions contained in Exhibit A. It is the intent of the parties that this provision shall apply to all bonuses and other considerations, including equity considerations, the Company has offered to Executive.

   b. Executive Benefits. The Company shall offer and provide to the Executive participation in the benefits program (employee or executive, as applicable) that the Company may maintain from time to time. The Company shall have the right to alter the benefits its offers, but may only do so as the law may allow.

   c. Vacation. Exhibit A shall detail or describe the vacation time allocated to Executive. It is the express intent of the parties that vacation time qualifies as "paid time off" and is part of Executive's compensation.

   d. Business Expense Reimbursement. During the term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses the Executive may incur. The Company shall make such reimbursements in accordance with the policies and procedures in effect from time to time for its executives, provided the Executive complies with such policies.

6. Consequences of Termination of Employment.

   a. Death. In the event of the death of the Executive, the Company shall pay, or shall cause to be paid such compensation arising prior to the Executive's death, along

the Executive all minimum entitlements to which he is entitled under the ESA. Any amounts provided for in this Section 6(b) shall be offset by other long-term disability benefits provided to the Executive by the Company.

(ii) "Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event

(a) the Executive is unable by reason of sickness or accident to perform the Executive's duties under this Agreement for an aggregate of 90 days in any twelve-month period; or

(b) a court of competent jurisdiction appoints a guardian over Executive. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

(iii) The parties expressly agree that the Executive's Disability will constitute an undue hardship pursuant to the Ontario *Human Rights Code*, given the Executive's position and responsibilities.

c. Company's Election to Terminate With Cause.

(i) Nothing herein shall prevent the Company from terminating the Executive's employment with Cause as hereinafter defined.

(ii) "Cause" shall mean and include those actions or events specified below in subsections (a) through (g) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement:

(a) Committing or participating in an injurious act of fraud, gross neglect or embezzlement against the Company;
(b) committing or participating in any other material injurious act or omission in a manner which was negligent against the Company, monetarily or otherwise;
(c) conviction of a crime involving moral turpitude;
(d) conviction of an indictable offence under the Criminal Code of Canada;
(e) any assignment of this Agreement by the Executive in violation of this Agreement;
(f) failure to comply with the reasonable, lawful direction of the Board of Directors or the President as to the performance of the Executive's duties hereunder;
(g) gross negligence or material neglect in the performance of Executive's duties causing material harm to the Company.

(iii) As to the Company's decision or consideration to terminate Executive, the Company shall have no authority, and shall not, under any circumstances,

take into account Executive's actions, events, or circumstances occurring or taking place at any time prior to the Effective Date. Further, in no event shall any of the following constitute "Cause": (a) the failure to attain any individual, divisional or Company performance, implementation, integration or other objective; or (b) any act, or failure to act, taken in good faith and based upon direction given by the CEO or Board of Directors or advice of corporate legal counsel.

(iv) Notwithstanding anything else contained in this Agreement, the Executive's employment will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct constituting Cause, and specifying the particulars thereof, and the Executive shall then have ten (10) days thereafter to cure such conduct, if possible.

(v) In the event the Executive is terminated with Cause, the Company shall continue to pay the Executive's salary and entitlements only for the period ending twenty (20) days after the date of such termination, plus any accrued or earned Bonus through such date of termination. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs. In the event the Executive is terminated with Cause, the Executive will be provided with all minimum entitlements under the ESA, but shall have no further entitlements from the Company, except as otherwise set out herein.

d. Termination by the Company Other than for Cause or by the Executive for Good Reason. The Company may terminate the Executive's employment without alleging Cause by providing written notice to Executive of not less than thirty (30) days prior to the termination date. Further, the Executive shall have the right to terminate the Executive's employment immediately upon written notice to the Company of the Executive's termination of employment for Good Reason.

(i) In the event that the Company terminates the Executive's employment but does not allege Cause or the Executive terminates the Executive's employment for Good Reason, the Company shall provide the Executive with:

(a) all accrued wages (including but not limited to base salary and vacation accrued but unpaid as of the termination date), plus any accrued or earned Bonus through such date of termination;
(b) continued participation in the Company sponsored group benefit plans in which the Executive participated as of the termination date for the minimum period prescribed by the ESA;
(c) severance compensation which is the greater of either:

a. the Executive's minimum notice and severance pay (if applicable) to which he is entitled under the ESA, OR
b. an amount equal to twelve (12) months' base salary, Bonus, equity compensation, and all other entitlements and compensation under this Agreement, including Exhibit A assuming any preconditions have been met (the "Severance Payment"); and

(d) any other minimum payment or benefit to which the Executive is entitled in accordance with the ESA.

(ii) "Good Reason" shall mean and include those actions, events or conditions specified below in subsections (a) through (d) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement without the Executive's prior written consent:

a. a reduction in the Executive's base salary;

b. a material reduction in Executive's aggregate compensation opportunity;

c. the involuntary relocation of the geographic location of the Executive's principal place of employment from the location of the Executive's principal place of employment as of the Effective Date; or

d. a material breach by the Company or Parent of this Agreement or any other written agreement with the Executive.

Notwithstanding the foregoing, no action, event or condition shall constitute Good Reason hereunder unless (A) the Executive gives the Company written notice of such breach or condition giving rise to Good Reason within thirty (30) days of the Executive first becoming aware of such action, event or condition giving rise to Good Reason; (ii) the Company fails to cure such action, event or condition, if curable, within thirty (30) days of its receipt of such written notice; and (iii) the Executive terminates the Executive's employment within fifteen (15) days of the expiration of such cure period.

(iii) The Company shall have no obligation to provide the Executive with any payment or benefit under Section 6(d)(i)(c) in excess of his minimum ESA entitlement unless he executes and delivers to the Company a mutually agreeable release of claims and indemnity in favour of the Company and its affiliates.

(iv) The Executive understands and agrees the termination entitlements set out in this Section 6(d) shall satisfy any and all entitlements he may have under statute or common law to notice of termination of employment, or pay in lieu thereof, and severance pay. Further, the Executive understands and

agrees this provision shall apply to him throughout his employment with the Company, regardless of its duration or any changes to position or compensation.

e. Voluntary Termination without Good Reason. In the event the Executive terminates the Executive's employment on the Executive's own volition without Good Reason, the Company shall be under no obligation to provide to Executive compensation other than such salary, vested options, and earned bonus accrued or owed prior to the date of voluntary termination by the Executive without Good Reason. and any other minimum entitlement or benefit to which the Executive is entitled under the ESA. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs and the ESA. The Executive shall provide written notice of such termination not later than thirty (30) days prior to the date of such termination.

f. Termination Following a Change of Control.

(i) In the event that a Change in Control of the Company shall occur at any time during the Executive's employment hereunder, and, within the twelve (12)-month period immediately following the consummation of such Change in Control, the Company terminates the Executive's employment but does not allege Cause or the Executive terminates the Executive's employment for Good Reason, then (A) the Company shall provide the Executive with the payments and benefits provided in Section 6(d)(i); and (B) all outstanding equity awards held by the Executive shall immediately vest in full upon such termination.

(ii) For purposes of this Agreement, a "Change in Control" of the Company shall mean a (A) "change in ownership," change in the effective control" or a "change in the ownership of a substantial portion of a corporation's assets" with respect to the Company, in each case, as set forth in Treasury Regulation Section 1.280G-1, or (B) change in control of a nature that would be required to be reported in response to Item 1 of the current report on Form 253g or Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:

(a) Any "person", other than the Executive, (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities then having the right to vote at elections of directors; or,

(b) There is a failure to elect three or more (or such number of directors

as would constitute a majority of the Board of Directors) candidates nominated by management of the Company to the Board of Directors; or

(c) The individuals who at the commencement date of the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Agreement; or

(d) The business of the Company for which the Executive's services are principally performed is disposed by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise. Anything herein to the contrary notwithstanding, this Section 6(f)(ii) will not apply where the Executive gives the Executive's explicit written waiver stating that for the purposes of this Section 6(f)(ii) a Change in Control shall not be deemed to have occurred. The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

7. Restrictive Covenants: Nondisclosure, and Non-solicitation. As herein used, the term "Restrictive Covenant" shall mean and include the following:

a. Covenant Not to Solicit. The Executive acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (defined below) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, the Executive agrees that during the Restricted Period, the Executive will not, directly or indirectly, solicit, induce or influence any of the Company's Clients, employees, investors, or vendors, which have a business relationship with the Company, with the intent to discontinue or diminish the extent of such relationship with the Company.

b. Covenant of Non-Disclosure of Information. Upon either party's election to terminate this Agreement for any reason, Executive agrees that, during the Restricted Period, Executive will not use or disclose any Proprietary Information of the Company for the Executive's own purposes or for the benefit of any other entity. As used herein, the term "Proprietary Information" shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the Business of the Company. No information can be considered Proprietary Information unless such information is a unique process or method material to the conduct of Company's Business and is also nonpublic, or is a customer list or similar list of persons or entities who do business with the Company. Executive further agrees to return all Documents related to the business or operations of the Company in Executive's possession at the time of termination, as well as all other property of the Company or parent, including

but not limited to computers and other electronic equipment, phones, keys, access cards, fobs, and credit cards. Nothing in this Agreement prohibits Executive from disclosing trade secrets or other Proprietary Information to the extent required by applicable law, statute, ordinance, rule, regulation, or orders of courts or regulatory authorities. Pursuant to 18 U.S.C. § 1833(b), an individual is immune from criminal or civil liability under any U.S. Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a U.S. Federal, State, or local government official, either directly or indirectly, or to an attorney for the sole purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his/her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Executive agrees that they have been given adequate notice of the immunity provided under 18 U.S.C. § 1833(b) as required by 18 U.S.C. § 1833(b)(3).

c. Documents. "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated that are are the property of Company, Parent, or were obtained by Executive during the course of Executive's duties for the Company. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

d. Company's Clients. The Company's "Clients" shall be deemed to be any partnerships, corporations, professional associations or other business organizations for whom the Company has performed work in the twelve (12) months preceding the cessation of the Executive's employment.

e. Restricted Period. The "Restricted Period" shall be during employment and twelve (12) months following the cessation of the Executive's employment.

f. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the

enforcement of such covenants against the Executive.

g. Survival After Termination of Employment. Notwithstanding anything to the contrary contained in this Agreement, the restrictive covenants in this Agreement shall survive the termination of the Executive's employment with the Company for the time periods herein provided.

h. Remedies.

   (i) The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event that Executive commits any act that is determined to be a breach of one or more of the Restrictive Covenants, the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company may terminate or suspend all rights of the Executive to payment or other benefits arising under this Agreement. The Company shall have no obligation to post any bond, and shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunctions, or any other equitable remedy which may then be available to the Company.

   (ii) The Executive acknowledges that the granting of a temporary injunction, temporary restraining order, or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of one or more of the Restrictive Covenants, and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8. Assignment of Inventions and Work Product.

   a. The Executive shall give the Company full written details of all inventions and of all works conceived or developed by the Executive wholly or partially by them at any time during the course of the Executive's employment which relate to, or are reasonably capable of being used in, the business of the Company. It is expressly agreed that all copyrights, patents, trade secrets, and any other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship (including but not limited to computer programs, software and documentation) developed or created by the Executive during the course of performing work for the Company or its clients that are related to the business of the Company and that is obtained, conceived, developed, generated or contributed to by the Executive during or as a result of the Executive's employment with the Company (collectively the "Work Product") shall belong exclusively to the Company and shall, to the extent

applicable and possible, be considered a work made by the Executive for hire for the Company within the meaning of the United States Copyright Act of 1976, as amended (the "Act"). To the extent the Work Product does not constitute "works made for hire" under the Act, the Executive, in consideration of employment or continued employment with the Company and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to the Company, its successors and assigns, without royalty or any other consideration, (i) all right, title, and interests in and to all intellectual property rights in the Work Product and all renewals and extensions thereof that may be secured under existing or future laws; and (ii) all other rights, title, and interests the Executive may have in the Work Product. Accordingly, the Company will have the right to register, in the United States Copyright Office and/or any other intellectual property office, the Work Product in the Company's name as the author and exclusive owner of such Work Product.

b. The Executive shall, upon request by the Company and at the Company's expense, promptly execute, acknowledge and deliver any documents or instruments deemed necessary by the Company to register document, enforce, protect or otherwise perfect the Company's intellectual property rights and other interests in any Work Product. Without limiting the generality or effect of any other provision of this Agreement, the Executive agrees to assign to the Company without royalty or any other further consideration his or her entire right, title and interest in any Work Product. Upon request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

9. Indemnification.

a. The Executive's right to representation and/or indemnification from the Company shall exist and continue as required by applicable law, or by the Articles of Incorporation and/or the Bylaws of the Company to the maximum extent permitted by law, with respect to matters occurring on or prior to the termination of Executive's employment with the Company. The Company shall pay or reimburse Executive for all reasonable expenses, including attorneys' fees, arising under or from Company's duty to indemnify Executive. In the event that a court of competent jurisdiction determines that Executive must repay any portion of such reimbursements to Company, then the payments for same must be made not later than twelve (12) months after the termination of all proceedings, if any, which relate to such matters.

b. The Company specifically acknowledges and agrees that the Executive has personally guaranteed, or may issue one or more such guarantees, to support certain obligations on behalf of the Company and further that the Executive is personally liable for certain obligations of the Company. The Company shall indemnify and hold the Executive harmless from any and all obligations that the Executive may incur, including, without limitation, costs, and attorneys' fees in connection with such guaranties or personal liabilities. The Company shall reimburse Executive all expenses the Executive incurs as a result of such personal guarantees. Company shall make such reimbursements not later than three (3) days following Executive's notice of same.

10. Withholding. Company shall comply with all withholding requirements as to amount subject to same, if any, relating to tax and other payroll deductions. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

11. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate. In addition to the foregoing, a copy of any notice shall be sent by e-mail to [redacted] and [redacted]

12. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

13. Completeness and Modification. (a) This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged. (b) Notwithstanding the preceding, this Agreement does not modify or void the preexisting obligations to the Executive relating to the Share Exchange Agreement signed and entered as of October 7, 2024 (the "SE Agreement").

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

15. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

16. Governing Law. This Agreement shall become valid when executed and accepted by the Company. The parties agree that it shall be deemed made and entered in Ontario, Canada and shall be governed and construed under and in accordance with the laws of Ontario, Canada. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

17. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

18. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

19. Survival. Any termination of the Executive's employment shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

20. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

21. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

22. Venue. All disputes arising out of or in connection with this Agreement shall be resolved by arbitration under the *Arbitration Act of Ontario* and the JAMS Arbitration Rules & Procedures (jamsadr.com). The arbitration shall be conducted by a single arbitrator and appealable to a single arbitrator. The arbitrator must have at least fifteen (15) years experience in Ontario Employment Law or be a former Judge of the Superior Court of Ontario. A party has 30 days to file a response to a Notice of Arbitration and a hearing shall be held within 60 days of receipt of the response. A party can appeal to a single arbitrator with the preceding timelines applying to the appeal. If a party is found by an arbitrator to have caused delays contributing to the failure to meet the above timelines, that party shall pay the other party's legal costs plus a penalty of one-third of any final award. The parties hereby waive any right they may have to trial by judge or jury in regard to any such claims. However, nothing in this provision shall be deemed to constitute a waiver by the parties of any right to file a complaint, application or claim arising out of or in connection with the employment relationship between the parties in accordance with any applicable provincial or federal statute, including but not limited to the Ontario *Employment Standards Act, 2000*, as amended from time to time, *Occupational Health and Safety Act,* as amended from time to time, and *Human Rights Code*, as amended from time to time. In the event that the Company elects to refer a matter to binding arbitration, the Company will incur the arbitrator's fees and expenses associated with such a proceeding, although it shall be within the discretion of the arbitrator adjudicating the dispute to make an award of costs in accordance with the provisions of the Rules of Civil Procedure, which may include an award of costs in relation to the arbitrator's fees and expenses.

23. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

24. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE

AGREEMENT, HAS HAD THE OPPORTUNITY TO DISCUSS THIS WITH HIS COUNSEL AND FURTHER ACKNOWLEDGES THAT HE UNDERSTANDS THE RESTRICTIONS, TERMS AND CONDITIONS IMPOSED UPON THE EXECUTIVE BY THIS AGREEMENT AND UNDERSTANDS THAT THESE RESTRICTIONS, TERMS AND CONDITIONS MAY BE BINDING UPON THE EXECUTIVE DURING AND AFTER TERMINATION OF THE EMPLOYMENT OF THE EXECUTIVE.

25. The obligations of the Company under this Agreement are guaranteed by the Parent and/or any of the Company's and/or the Parent's present and future parent companies, subsidiaries, successors, and affiliates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Company	Executive
Doc.com Inc.	AARON TRAGER
Charles Nader	
______________________	______________________
Charles Nader	AARON TRAGER
Chief Executive Officer	

Exhibit A

1. Scope of Work

    a. Job Title. The Executive shall serve the Company as its "Head of Pharmacy."

    b. Departmental Authority and Reporting. Reporting to the Chief Business Development Officer, José Ignacio Valencia Arredondo.

    c. Duties and Responsibilities. The following shall constitute the general duties of the Executive: Executive shall be responsible for overseeing the executive operations of pharmacy operations across the Company, its subsidiaries, and divisions, ensuring alignment with the strategic guidelines and direction set by the Board of Directors of the Parent.

2. Compensation

    a. Salary. Company shall pay to Executive an annualized salary of USD $200,000, to be paid in accordance with the Company's standard payroll schedule; provided, however, that such schedule shall not allow for payment frequency of less than one payment per calendar month, with such payments being as close to equal amounts as practicable. This salary shall increase by not less than 3% on October 7, 2025 and each successive anniversary of such date thereafter.

    b. Bonuses.

        i. Equity Bonus. Subject to the approval of the Company's Board of Directors or a duly authorized committee thereof (the "Board"), as an inducement to the Executive's acceptance of employment, the Company will grant the Executive 108,000 shares of the Company's Class A Common Stock (the "Equity Bonus")pursuant to the Company's 2025 Equity Incentive Plan ("the "Plan"). Nothing in this Agreement shall be construed to provide any assurance that the grant of the Equity Bonus will be made unless and until it is approved by the Board. The Executive acknowledges that the Company may impose restrictions on the transfer of the shares subject to the Equity Bonus, including repurchase rights or lock-up restrictions in connection with a public offering, and that the Executive's rights in the shares subject to the Equity Bonus will be governed by the Plan and applicable award agreement. The shares subject to the Equity Bonus will not be subject to forfeiture or vesting conditions.

        ii. The Company shall provide to Executive an annual bonus of not less than fifty percent (50%) of Executive's annual salary, but any award in excess of such amount shall be in the Company's sole discretion. Such bonus shall be paid not later than October 7 each year starting on October 7, 2025. The 2025 bonus shall be based on a full calendar year of the Executive's annual salary and not prorated.

iii. The Company will pay the Executive a cash bonus of USD $ 31,232.87 within 20 days of the Effective Date.

c. Equity Incentive Compensation. Subject to the approval of the Board, the Company will grant the Executive 1,656,250 restricted shares of the Company's Class A Common Stock (the "Incentive Award") pursuant to the Plan. The Incentive Award will vest and cease to be subject to forfeiture restrictions as follows: (a) 25% of the Incentive Award will vest on October 7, 2025, and (b) the remaining 75% of the Incentive Award will vest rateably in 16 substantially equal quarterly installments beginning on January 7, 2026 and continuing each calendar quarter thereafter until the Incentive Award is fully vested, subject to the Executive's continued employment through the applicable vesting date and the terms of this Agreement Notwithstanding the foregoing, the Executive shall still be entitled to 12 months of vesting if he is terminated pursuant to a section of this Agreement in a manner which entitles him to 12 months of equity compensation.. The Executive acknowledges that the Company may impose restrictions on the transfer of the shares subject to the Incentive Award, including repurchase rights or lock-up restrictions in connection with a public offering, and that the Executive's rights in the Incentive Award will be governed by the Plan and applicable award agreement.

d. Vacation. Company shall provide to Executive not less than eight (8) weeks of paid vacation, exclusive of all holidays that the Company may elect to provide as part of its standard benefits and employee holiday programs.

e. Benefits. Company shall provide to Executive (a) coverage under Company's or Parent's Director's and Officer's insurance policies; (b) reimbursement for Executive's life and disability insurance policies; (c) Executive's monthly Bell Canada and/or Rogers Communications expenses; (d) match of RRSP contributions of 3% of total compensation subject to the statutory maximum.

f. Special Note on Location of Employment. Executive shall be entitled to perform all job duties remotely within Ontario, or from Executive's home in Toronto. Executive shall comply with and attend in person upon reasonable request, but at the cost of Company or Parent, such customary meetings for executives that the Company or the Parent may call in the ordinary course of business.

g. Board Approval. In the event that the Board does not explicitly consent to, approve or reject this Agreement within 15 days of the Effective Date, this Agreement, including any equity grants or other matters subject to Board approval, shall be deemed to have been approved by the Board to the extent applicable to the Executive's rights hereunder.







